Exhibit 4.2

P R O S P E C T U S

ENERGY XXI SERVICES, LLC

EMPLOYEE STOCK PURCHASE PLAN

_______________________

COMMON STOCK

Par Value $.001 Per Share

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This Prospectus relates to shares of common stock, par value $.001 per share (the “Common Stock”), of Energy XXI (Bermuda) Limited, a Bermuda corporation (the “Company”), that may be purchased by employees of the Company and Energy XXI Services, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (the “Employer”), as well as employees of certain designated subsidiaries of the Employer (“Designated Subsidiaries”), pursuant to the Energy XXI Services, LLC Employee Stock Purchase Plan (the “Plan”).

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED BY ANY PERSON IN CONNECTION WITH ANY
RESALES OF THE COMMON STOCK ACQUIRED UNDER THE PLAN.

_______________________

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

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The date of this Prospectus is _______________ , 2008.

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No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized.  This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction in which or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this Prospectus nor any sale made hereunder will under any circumstances imply that information contained in this Prospectus is correct at any time subsequent to the date of this Prospectus.

  i

THE COMPANY

The Company is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by a value-added organic drilling program. The Company operates geographically focused producing reserves located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore, and it targets the acquisition of oil and gas properties with which it can add value by increasing production and ultimate recovery of reserves, whether through exploitation or exploration, often using reprocessed seismic data to identify previously overlooked opportunities.  As of the Company’s fiscal year end June 30, 2007, its total proved reserves were 55.6 MMBoe and it operated or had an interest in 338 producing wells on 131,235 net developed acres, including interests in 60 producing fields. All of the Company’s properties are located on the Gulf Coast and in the Gulf of Mexico, with approximately 76 percent of its proved reserves being offshore. This concentration facilitates the Company’s ability to manage the operated fields efficiently. The Company believes managing its assets is a key strength, and approximately 75 percent of its proved reserves are on properties operated by it. In addition, the Company has a seismic database covering approximately 2,300 square miles, primarily focused on its existing operations. This database has helped the Company identify additional development and exploration opportunities. The Company believes the mature legacy fields on which its assets are located lend themselves well to its aggressive exploitation strategy and expects to identify incremental exploration opportunities on the properties. For the nine months ended March 31, 2008, and year ended June 30, 2007, approximately 60 percent of the Company’s drilling capital was spent on exploitation, with the balance split between lower-risk and higher-impact exploration plays. The Company intends to grow its reserve base and increase production through strategic acquisitions of oil and natural gas properties, its drilling program and the further optimization of production.  The Company actively manages price risk and hedges a high percentage of its proved developed producing reserves to enhance revenue certainty and predictability. The Company’s disciplined risk management strategy provides substantial price protection so that its cash flow is largely driven by production results rather than commodity prices. This greater price certainty allows the Company to efficiently allocate its capital resources and minimize its operating cost. The Company’s executive offices and operating headquarters are located at Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, and its telephone number at those offices is (441) 298-3262.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the provisions of the Plan.  Additional information about the Plan and its administrators may be obtained from the Corporate Secretary, Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda.

General

The Plan is named the “Energy XXI Services, LLC Employee Stock Purchase Plan” and was adopted by the board of directors of the Company on September 9, 2008, effective December 1, 2008 (the “Effective Date”).

The purpose of the Plan is to provide certain employees of the Company and the Employer, and Designated Subsidiaries (“Eligible Employees”), with an opportunity to conveniently purchase, through payroll deductions, Common Stock of the Company and such other securities of the Company that may be substituted for Common Stock, pursuant to the terms of the Plan, (Common Stock, together with such other securities, the “Stock”).  The Plan allows Eligible Employees to purchase from the Company shares of Stock that have been authorized and unissued, purchased by the Company on the open market, or held by the Company in treasury.

The Plan and the right of  participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue code of 1986, as amended (the “Code”).  See “Federal Tax Consequences” below.  The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Administration of the Plan

The Plan is administered by a committee appointed by the board of directors (“Board”) of the Company.  The Board has appointed the Renumeration Committee (“Committee”) to administer the Plan, which committee consists solely of two or more non-employee members of the Board.  Unless otherwise limited by the Plan or Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee has broad discretion to administer the Plan and interpret its provisions.  This discretion includes the power to determine when and how rights to purchase Stock shall be granted and the provisions of each offering of such rights (which need not be identical), establish, amend, and revoke rules and regulations for the Plan’s administration, to designate which subsidiaries of the Employer shall be “Designated Subsidiaries,” and to execute all other responsibilities permitted or required under the Plan.

Employees Who May Participate in the Plan

“Eligible Employee” shall include any officer or other employee of the Company, the Employer, or any Designated Subsidiary who does not, immediately after any rights under the Plan are granted, own (either directly or through attribution in accordance with Code Section 424(d)) stock possessing 5% or more of the total combined voting power or value of all classes of Stock or other stock of the Employer, or a parent or subsidiary of Employer (as determined under Code Section 423(b)(3)).  Eligible Employees who are employed by the Company, the Employer, or a Designated Subsidiary on the day immediately preceding the first day of a period during which the Committee has selected to grant or provide for the grant of rights to purchase Stock (“Offering Period”) shall be eligible to participate in the Plan during such Offering Period, subject to certain limitations imposed by Section 423(b) of the Code.  Eligible Employees may become participants in the Plan by delivering to the Company, the Employer, or Designated Subsidiary, as applicable, prior to the enrollment date of such Offering Period a participation agreement authorizing deductions from his or her payroll.  No change in payroll deductions, other than complete discontinuance (which shall be deemed an election to withdraw from the Plan for the applicable Offering Period) can be made during an Offering Period, and, specifically, once an Offering Period has commenced, a participant may not alter the rate of his or her payroll deductions for such Offering Period.

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company or the Employer, or a Designated Subsidiary, in a form acceptable to the Committee.  All of the participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period.  If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the participant delivers to the Company or the Employer, or a Designated Subsidiary, a new participation agreement.

Securities to be Offered

The total number of shares of Stock that may be issued pursuant to rights granted under the Plan shall be 5,000,000 shares.  If any right granted under the Plan shall for any reason terminate without having been exercised, the Stock not purchased under such right shall again become available for issuance under the Plan.  There are no fees, commissions or other charges applicable to a purchase of Stock under the Plan.

Payment of Purchase Price; Payroll Deductions

All Eligible Employees have the option to purchase Stock under the Plan.  Except as otherwise determined by the Committee, these options will be granted on December 1, 2008, July 1, 2009, and January 1 and July 1 of each year thereafter (a “Date of Grant”). The term of the initial option granted under the plan on December 1, 2008 will be for a period of seven months, ending on June 30, 2009. The term of each option granted under the Plan on July 1, 2009 and after will be for a period of six months, beginning on the Date of Grant and ending on the following June 30 or December 31, as applicable, (the last day of any option period being the “Date of Exercise”) (each such six month period is herein referred to as an “Option Period”).

The purchase price per share at which Stock will be sold under the Plan will be an amount equal to the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Shares on the Date of Exercise or (ii) eighty-five percent (85%) of the fair market value of the Common Shares on the Date of Grant (the “Purchase Price”). The fair market value of a Common Share on a given date will be the last reported sale price by the National Association of Securities Dealers Automated Quotation System on that day for our Common Shares trading under the ticker symbol “EXXI”. The purchase price may be adjusted pursuant to recapitalization.  See “Other Provisions—Merger or Recapitalization” below.

The Purchase Price of the Stock to be purchased under the Plan will be accumulated by participant payroll deductions during each Offering Period in such amount as stated in his or her participation agreement.  For each participant, these payroll deductions may not be less than $10.00 and may not exceed either: (i) seventy percent (70%) of the amount of eligible compensation (which is generally defined in the Plan to include all gross wages and salary, excluding overtime payments, sales commissions, incentive compensation, bonuses, contributions to pension, profit sharing, health and life insurance and other plans, expense reimbursements, fringe benefits, and other special payments) from which the deduction is made, or (ii) an amount which will result in noncompliance with the limitations described below.  Such payroll deductions will be credited to a book entry account established for each participant.  If approved by the Committee, a participant may continue payroll deductions during a paid leave of absence.

No Eligible Employee will be granted an option to purchase Stock  under the Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of our stock or the stock of our subsidiaries, nor will any eligible employee be granted an option which would permit the employee to purchase, pursuant to the Plan, more than $25,000 worth of Stock (determined at the fair market value of the shares at the Date of Grant) in any calendar year.  If the total number of shares of Stock remaining available for issuance is less than the total number of shares of Stock that could otherwise be acquired pursuant to all options for a given option period, then the number of shares of Stock that could otherwise be acquired pursuant to each option for a given option period will be reduced proportionately. If, after this adjustment, an Eligible Employee is entitled to an option for a fraction of a share of Stock, the Eligible Employee’s payroll deductions that would be used to purchase such fractional share will be returned to him as soon as administratively feasible.

Other Provisions

Merger or Recapitalization.  If any change is made in the Stock by reason of any stock dividend or by reason of subdivision, stock split, reverse stock split, combination or exchange of shares, recapitalization, reorganization, reclassification of shares, or any other similar corporate event affecting the Stock, appropriate action will be taken by the Board to make such proportionate adjustments, if any, as the Board in its discretion, may deem appropriate to reflect such change with respect to (i) the aggregate number and type of shares of Stock (or other securities or property) that may be issued under the Plan; (ii) the classes(es) and number of shares and price per share of Stock subject to outstanding rights; and (iii) the purchase price with respect to any outstanding  rights.

Assignment.  A right granted to a participant under the Plan is not transferable other than by will or the laws of descent and distribution, and is exercisable during the participant’s lifetime only by the participant.  Any participant’s attempt to transfer such right shall not be recognized by the Company or the Employer.

Termination of Employee.  If the employment of a participant terminates for any reason (other than death) prior to the Purchase Date relating to a particular Offering Period, such participant’s participation in the Plan automatically and without any act on such participant’s part shall terminate as of the date of termination of such employment.  The Company or Employer shall refund to such participant the amount of the cash balance in such participant’s account under the Plan, and thereupon such participant’s interest under the Plan will terminate.  Notwithstanding the preceding, if the Purchase Date for the Offering Period during which such termination of employment occurs is not a “Business Day” (defined below) and the participant’s employment terminates on the last Business Day of the Offering Period, then such participant will be considered to have terminated employment on the Purchase Date.  A “Business Day” is any day except a Saturday, Sunday, or other day on which national banking associations in the State of Texas are generally closed for the conduct of business.

If a participant’s employment terminates due to death, then such participant’s personal representative shall have the right to elect either to: (i) withdraw the amount of the balance in the participant’s account under the Plan at the date of such participant’s death; or (ii) exercise such participant’s right to purchase stock on the applicable Purchase Date of the Offering Period during which the participant’s death occurs, in which event such personal representative shall be permitted to purchase the number of whole shares of stock which the amount of the balance in the participant’s account under the Plan at the date of such Participant’s termination of employment will purchase at the applicable purchase price, with any balance remaining in the participant’s account to be returned to such personal representative.

Amendment or Termination of the Plan.  The Board may amend, suspend, or terminate the Plan from time to time without the approval of the stockholders of the Company; provided, however, no amendment may be made to the Plan without prior approval of the stockholders of the Company if such amendment would change the number of shares of Stock that may be sold under the Plan (other than as a result of certain adjustments due to corporate events), change the class of individuals who may be granted rights under the Plan, materially increase benefits accruing to participants under the Plan, or change the Plan in any manner that would cause the Plan to fail to meet the requirements for an “employee stock purchase plan,” as defined in Section 423 of the Code.

APPLICATION OF SECTION 16(b) OF THE EXCHANGE ACT

Section 16(b) of the Exchange Act imposes liability on officers and directors of the Company and beneficial owners of 10% or more of a class of equity securities of the Company with respect to any profit realized on a purchase and sale, or sale and purchase, of any equity security (including derivative securities such as options and stock appreciation rights) of the Company within a period of less than six months.  The liability is owed to the Company and may be enforced by the Company and any Company stockholder suing derivatively for the Company’s benefit.  The Plan is intended to comply with Rule 16b-3 under the Exchange Act, which, together with Rule 16b-6, exempts certain transactions under the Plan from the short-swing liability provisions of Section 16(b) of the Exchange Act.  You should consult with the Company or legal counsel before determining for yourself whether a transaction you are considering is exempt from short-swing liability or whether the Plan has in fact been administered in compliance with Rule 16b-3.

OTHER RESTRICTIONS ON RESALE

Subject to the limitations of Section 16(b) of the Exchange Act, shares of Stock acquired by an officer or director of the Company pursuant to the Plan may be sold by such officer or director only in accordance with the provisions of Rule 144 under the Securities Act of 1933 (the “Securities Act”), pursuant to an effective registration statement under the Securities Act, or in transactions that are exempt from registration under the Securities Act.  Under Rule 144, an officer or director may sell Stock if the sale meets certain conditions.  In general, under Rule 144 an officer or director may sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of Stock or the average weekly trading volume of the Stock reported during the four calendar weeks immediately preceding the sale.  In addition to other conditions, the shares of Stock must also be sold in unsolicited “brokers’ transactions” within the meaning of Rule 144 and Section 4(4) of the Securities Act, directly with a “market maker” within the meaning of Rule 144 and Section 3(a)(38) of the Exchange Act, or in “riskless principal transactions” with the meaning of Rule 144 and in certain circumstances the seller must file a notice of sale with the Securities and Exchange Commission (the “SEC”).  You should consult with the Company or legal counsel before determining for yourself whether a transaction you are considering complies with the conditions specified in Rule 144 or otherwise satisfies an exemption under the Securities Act.

FEDERAL TAX CONSEQUENCES

The following discussion is for general information only and is intended to summarize briefly the federal income tax consequences arising from participation in the Plan.  This description is based on current law, which is subject to change (possibly retroactively).  The tax treatment of a participant in the Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below.  No attempt has been made to discuss any potential foreign, state or local tax consequences or the effect, if any, of gift, estate or inheritance taxes.  You should consult with your tax advisor concerning the specific tax consequences of participating in the Plan.

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code.  Under this provision, no income will be taxable to a participant at the time of grant of the option or purchase of the shares.  Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period.  If the shares have been held by the participant for more than two years after the date of the option grant, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) the excess of the fair market value of the shares at the date of the option grant over the purchase price will be treated as ordinary income, and any further gain or loss will be treated as long-term capital gain or loss.  If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The foregoing brief summary of the effect of federal income taxation upon the participants and the Company with respect to the purchase of shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code.  In addition, this summary does not discuss tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the SEC, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.  These reports, proxy statements and other information may also be obtained without charge from the web site that the SEC maintains at http://www.sec.gov.

This Prospectus constitutes a part of a Registration Statement on Form S-8 (together with any and all amendments thereto, the “Registration Statement”) that the Company has filed with the SEC under the Securities Act.  This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by that reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Prospectus, and will be deemed to be a part hereof:

(a)	Our latest Annual Report on Form 10-K filed with the Commission on September 11, 2008 for the fiscal year ended June 30, 2008;

(b) Our latest Quarterly Report on Form 10-Q filed with the Commission on November 5, 2008 for the quarterly period ended September 2008;

(c)	Our Current Reports on Form 8-K filed with the Commission on September 11, 2008, October 20, 2008 and November 4, 2008; and

(d)	The description of our common stock in our Registration Statement on Form 8-A (File No. 001-33628) dated July 30, 2007 under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.  Any statement contained herein or any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or in any Prospectus supplement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this Prospectus, other than exhibits to the documents (unless the exhibits are specifically incorporated by reference into the documents).  Written or telephone request for the copies should be directed to Corporate Secretary, Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda  (Telephone: (441) 298-3262).